Exhibit 4.5.7

Execution Version

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT dated as of March 21, 2003 (as amended and in effect from time to time, this “Intercreditor Agreement”) is by and among Congress Financial Corporation, a Delaware corporation (“Congress”), in its capacity as Revolving Loan Agent (as hereinafter defined), The Renco Group, Inc., a New York corporation (“Renco Group”), in its capacity as Term Loan Agent (as hereinafter defined), and U.S. Bank National Association, a national banking association organized under the laws of the United States of America (“U.S. Bank”), successor in interest to State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), in its capacity as Collateral Agent (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Revolving Loan Documents (as hereinafter defined), the Revolving Loan Lenders (as hereinafter defined) have entered into financing arrangements with the Borrowers (as hereinafter defined), pursuant to which the Revolving Loan Lenders may, upon certain terms and conditions, make loans and advances and provide other financial accommodations to the Borrowers secured by certain assets and properties of the Borrowers and the Obligors (as hereinafter defined);

WHEREAS, pursuant to the Term Loan Documents (as hereinafter defined), the Term Loan Lenders (as hereinafter defined) have entered into financing arrangements with Doe Run (as hereinafter defined), pursuant to which the Term Loan Lenders may, upon certain terms and conditions, make loans and advances and provide other financial accommodations to Doe Run secured by certain assets and properties of Doe Run and the Obligors;

WHEREAS, pursuant to the Indenture (as hereinafter defined), Doe Run has issued, and may issue, Notes (as hereinafter defined) secured by certain assets and properties of Doe Run and the Obligors;

WHEREAS, pursuant to that certain Assignment and Acceptance (as hereinafter defined), Renco Group has been assigned all rights of Regiment Capital Advisors, L.L.C. (“Regiment”) under the Term Loan Documents, as agent thereunder and all rights of Regiment Capital II, L.P. and Lathi, LLC as lenders thereunder including, without limitation, the right to receive all payments of principal, interest and fees due under the Term Loan Agreement and the right to all collateral pledged as security under the Term Loan Documents; and

WHEREAS, the Revolving Loan Lenders, the Term Loan Lenders and the Indenture Parties (as hereinafter defined) desire that the Revolving Loan Agent, the Term Loan Agent and the Collateral Agent enter into this Intercreditor Agreement (a) to confirm the relative priority of the security interests of the Revolving Loan Lenders under the Revolving Loan Documents and the Term Loan Lenders under the Term Loan Documents, on one hand, and the

Indenture Parties under the Indenture Documents (as hereinafter defined), on the other hand, in certain of the assets and properties of the Borrowers and the Obligors, (b) to provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof and (c) to amend and restate the terms and conditions of the Intercreditor Agreement, dated as of October 29, 2002, by and among Revolving Loan Agent, Regiment, in its capacity as prior Term Loan Agent and State Street, in its capacity as prior Collateral Agent;

NOW, THEREFORE, in consideration of the mutual benefits accruing to the Revolving Loan Lenders, the Term Loan Lenders and the Indenture Parties hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.             DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Certain capitalized terms are used in this Intercreditor Agreement with the specific meanings set forth below in this Section 1.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections to this Intercreditor Agreement, (b) references to a particular Section include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (e) references to a particular Person include such Person’s successors and assigns (including a receiver, trustee or debtor-in-possession on behalf of such Person or on behalf of any such successor or assign) to the extent not prohibited by this Intercreditor Agreement, (f) terms defined in the UCC and not otherwise defined herein are used herein with the meanings set forth in the UCC and (g) all references to any term in the plural include the singular and all references to any term in the singular include the plural.

1.1.          “Agents” shall mean, collectively, the Revolving Loan Agent, the Term Loan Agent and the Collateral Agent.

1.2.          “Agreements” shall mean, collectively, the Revolving Loan Documents, the Term Loan Documents and the Indenture Documents.

1.3.          “Assignment and Acceptance” shall mean the Assignment and Acceptance, dated as of March 21, 2003, among Doe Run, Regiment Capital II, L.P. and Lathi, LLC, as assignors, Renco Group, as assignee and new agent and Regiment, as prior agent.

1.4.          “Borrowers” shall mean, collectively, Doe Run, The Buick Resource Recycling Facility LLC, a Delaware limited liability company, and Fabricated Products, Inc., a Delaware corporation.

1.5.          “Business Day” shall have the meaning set forth in the Revolving Loan Agreement.

1.6.          “Collateral” shall mean, collectively, the Revolving Loan Collateral, the Term Loan Collateral and the Indenture Collateral.

1.7.          “Collateral Agent” shall mean the Trustee, in its capacity as collateral agent pursuant to the Indenture and the Security Agreement for the benefit and on behalf of the Indenture Parties, and any successor, assignee or additional Person at any time acting as collateral agent for the benefit of and on behalf of the Indenture Parties.

1.8.          “Congress” shall have the meaning set forth in the preamble to this Intercreditor Agreement.

1.9.          “Doe Run” shall mean The Doe Run Resources Corporation, a New York corporation.

1.10.        “Event of Default” shall mean any act, condition or event that is (a) an Event of Default as such term is defined in the Revolving Loan Documents as in effect on the date hereof, (b) an Event of Default as such term is defined in the Term Loan Documents as in effect on the date hereof or (c) an Event of Default as such term is defined in the Indenture Documents as in effect on the date hereof.

1.11.        “Indenture” shall mean the Indenture, dated as of October 29, 2002, by and among Doe Run, certain of its affiliates and the Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.12.        “Indenture Collateral” shall have the meaning set forth for “Pledged Collateral” in section 2.1 of the Security Agreement as in effect on the date hereof; provided, however, that in no event shall the Indenture Collateral include any Revolving Loan Collateral.

1.13.        “Indenture Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or any Obligor to any Indenture Party and/or its affiliates or participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Indenture Documents, by operation of law or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of any Indenture Document or after the commencement of any case with respect to any Borrower or any Obligors under the United States Bankruptcy Code or any similar statute (and including any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case or similar proceeding and whether or not such amounts are allowable in whole or in part, in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by any Indenture Party.

1.14.        “Indenture Documents” shall mean, collectively, the Indenture and all agreements, documents and instruments (including the Notes and the Security Agreement) at any time executed and/or delivered by any Borrower, any Obligor or any other Person with, to or in favor of any Indenture Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.15.        “Indenture Parties” shall mean, collectively, the Trustee, the Collateral Agent and any other Person who holds, beneficially or of record, any Note (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Indenture Debt at any time and from time to time); provided, however, that if any Person is an Indenture Party and a Term Loan Lender, then such Person shall be deemed to be an Indenture Party only to the extent that such Person is exercising rights or remedies under the Indenture Documents.

1.16.        “Indenture Priority Collateral” shall mean the assets and properties of the Borrowers and the Obligors that are subject to the security interests and liens of the Collateral Agent, for the benefit of itself and the other Indenture Parties, pursuant to the terms of the Indenture Documents as in effect from time to time to secure the Indenture Debt, other than the Revolving Loan Collateral and the Term Loan Collateral.

1.17.        “Intercreditor Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.18.        “Junior Participation Agreement” shall mean the Junior Participation Agreement, dated as of October 29, 2002, by and among Renco Group, the financial institutions from time to time parties to the Revolving Loan Agreement, and the Revolving Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.19.        “Lenders” shall mean, collectively, the Revolving Loan Lenders, the Term Loan Lenders and the Indenture Parties.

1.20.        “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

1.21.        “Notes” shall mean the 11¾% Notes due 2008 issued by Doe Run from time to time pursuant to the Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.22.        “Obligors” shall mean, collectively, all Persons liable on, or in respect of, the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, other than the Borrowers.

1.23.        “Person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986), limited liability corporation, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.24.        “Regiment” shall have the meaning set forth in the recitals to this Intercreditor Agreement.

1.25.        “Revolving Loan Agent” shall mean Congress in its capacity as agent pursuant to the Revolving Loan Agreement for the benefit and on behalf of the Revolving Loan Lenders, and any successor, assignee or additional Person at any time acting as agent for the benefit of or on behalf of the Revolving Loan Lenders.

1.26.        “Revolving Loan Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated as of October 29, 2002, by and among the Revolving Loan Agent, the other Revolving Loan Lenders, the Borrowers and certain of their affiliates, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.27.        “Revolving Loan Collateral” shall have the meaning set forth for “Collateral” in section 5.1 of the Revolving Loan Agreement as in effect on the date hereof.

1.28.        “Revolving Loan Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or any Obligor to any Revolving Loan Lender and/or its affiliates or participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Revolving Loan Documents, by operation of law or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of any Revolving Loan Document or after the commencement of any case with respect to any Borrower or any Obligor under the United States Bankruptcy Code or any similar statute (and including any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case or similar proceeding and whether or not such amounts are allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by any Revolving Loan Lender.

1.29.        “Revolving Loan Documents” shall mean, collectively, the Revolving Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower, any Obligor or any other Person with, to or in favor of any Revolving Loan Lender in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.30.        “Revolving Loan Lenders” shall mean, collectively, the Revolving Loan Agent and any other Person who is a party to any Revolving Loan Document as a lender (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Revolving Loan Debt at any time and from time to time).

1.31.        “Security Agreement” shall mean the Security Agreement, dated as of October 29, 2002, by and among Doe Run, certain of its affiliates and the Collateral Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.32.        “Senior Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of October 29, 2002, by and between the Revolving Loan Agent and the Term Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.33.        “State Street” shall have the meaning set forth in the preamble to this Agreement.

1.34.        “Term Loan Agent” shall mean Renco Group in its capacity as agent pursuant to the Term Loan Agreement for the benefit and on behalf of the Term Loan Lenders, and any successor, assignee or additional Person at any time acting as agent for the benefit of or on behalf of the Term Loan Lenders.

1.35.        “Term Loan Agreement” shall mean the Credit Agreement, dated as of October 29, 2002, by and among Doe Run, the Term Loan Agent and the other Term Loan Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.36.        “Term Loan Collateral” shall have the meaning set forth for “Credit Security” in section 3.1 of the Guarantee and Security Agreement, dated as of October 29, 2002, as in effect on the date hereof, by and among Doe Run, certain of its affiliates and the Term Loan Agent.

1.37.        “Term Loan Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or any Obligor to any Term Loan Lender and/or its affiliates or participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Documents, by operation of law or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of any Term Loan Document or after the commencement of any case with respect to any Borrower or any Obligors under the United States Bankruptcy Code or any similar statute (and including any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case or similar proceeding and whether or not such amounts are allowable in whole or in part, in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by any Term Loan Lender.

1.38.        “Term Loan Documents” shall mean, collectively, the Term Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower, any Obligor or any other Person with, to or in favor of any Term Loan Lender in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.39.        “Term Loan Lenders” shall mean, collectively, the Term Loan Agent and any other Person who is a party to any Term Loan Document as a lender (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Term Loan Debt at any time and from time to time); provided, however, that if any Person is a Term Loan Lender and an Indenture Party, then such Person shall be deemed to be a Term Loan Lender except to the extent that such Person is exercising rights or remedies under the Indenture Documents.

1.40.        “Third Party Purchaser” shall have the meaning set forth in Section 2.4(f).

1.41.        “Trustee” shall mean U.S. Bank in its capacity as trustee pursuant to the Indenture for the benefit and on behalf of the Indenture Parties, and any successor, assignee or additional Person at any time acting as trustee for the benefit of and on behalf of the Indenture Parties.

1.42.        “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

1.43.        “U.S. Bank” shall have the meaning set forth in the preamble to this Agreement.

2.             SECURITY INTERESTS; PRIORITIES; REMEDIES.

2.1.          Acknowledgement.  The Revolving Loan Agent hereby acknowledges that (a) the Collateral Agent acting for and on behalf of the Indenture Parties has been granted Liens upon the Indenture Collateral pursuant to the Indenture Documents to secure the Indenture Debt and (b) the Revolving Loan Agent does not have any Lien upon the Indenture Collateral.  The Term Loan Agent hereby acknowledges that the Collateral Agent acting for and on behalf of the Indenture Parties has been granted Liens upon the Indenture Collateral pursuant to the Indenture Documents to secure the Indenture Debt.  The Collateral Agent hereby acknowledges that (i) the Revolving Loan Agent acting for and on behalf of the Revolving Loan Lenders has been granted Liens upon the Revolving Loan Collateral pursuant to the Revolving Loan Documents to secure the Revolving Loan Debt, (ii) the Term Loan Agent acting for and on behalf of the Term Loan Lenders has been granted Liens upon the Term Loan Collateral pursuant to the Term Loan Documents to secure the Term Loan Debt and (iii) the Collateral Agent does not have any Lien upon the Revolving Loan Collateral.

2.2.          Priorities.

(a)           Notwithstanding the order or time of attachment of, or the order, time or manner of perfection of, or the order or time of filing or recordation of any document or instrument with respect to, or any other method of perfecting, any security interest in favor of any Lender in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Agreements, (i) the Liens of the Revolving Loan Lenders and the Term Loan Lenders upon the Collateral have and shall have priority over any Liens of the Indenture Parties in the Collateral and (ii) any such Liens of the Indenture Parties upon the Collateral are and shall be, in all respects, subject and subordinate to the Liens of the Revolving Loan Lenders and the Term Loan Lenders upon the Collateral.

(b)           The lien priorities provided in this Section 2.2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, nor by any action or inaction which any Lender may take or fail to take in respect of the Collateral.

(c)           Each Lender shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Lender has been granted a Lien.  The foregoing provisions of this Intercreditor Agreement are intended solely to govern the respective lien priorities as between the Revolving Loan Lenders and Term Loan Lenders, on one hand, and the Indenture Parties, on the other hand, and shall not impose on any of the Lenders any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law.

(d)           No Revolving Loan Lender will contest the validity, perfection, priority or enforceability of the Liens of the Indenture Parties upon the Indenture Collateral; no Term Loan Lender will contest the validity, perfection, priority or enforceability of the Liens of the Indenture Parties upon the Indenture Collateral; and no Indenture Party will contest the validity, perfection, priority or enforceability of (i) the Liens of the Revolving Loan Lenders upon the Revolving Loan Collateral or (ii) the Liens of the Term Loan Lenders upon the Term Loan Collateral.  As between the Revolving Loan Lenders and the Term Loan Lenders, on one hand, and the Indenture Parties, on the other hand, the terms of this Intercreditor Agreement shall govern even if part or all of the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt or the Liens securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.3.          Disposition of Proceeds.

(a)           Each of the parties acknowledges and agrees that the proceeds of any sale, disposition or other realization upon all or any part of the Revolving Loan Collateral shall be applied to the Revolving Loan Debt and the Term Loan Debt in the order of priority set forth in the Senior Intercreditor Agreement.

(b)           Subject to the terms set forth in the Senior Intercreditor Agreement, the proceeds of any sale, disposition or other realization upon all or any part of the Term Loan Collateral and the Indenture Collateral shall be applied in the following order of priority: (i) first, to the payment and satisfaction in full of all Term Loan Debt, in such order and manner as the Term Loan Agent may determine; and (ii) second, to the payment and satisfaction in full of all the Indenture Debt, in such order and manner as the Collateral Agent may determine.

2.4.          Remedies.

(a)           In the event that any of the Lenders shall, in the exercise of any of its rights under its Agreements, receive possession or control of any books and records of any Borrower or any Obligor which contain information identifying or pertaining to any of the property of any Borrower or any Obligor in which any other Lender has been granted a Lien, it shall notify the other Lenders that it has received such books and records and shall, as promptly as practicable thereafter, make available to the other Lenders such books and records for inspection and duplication.

(b)           The Revolving Loan Agent shall have the exclusive right to manage, perform and enforce the terms of the Revolving Loan Documents with respect to the Revolving Loan Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including the exclusive right to take or retake control or possession of the Revolving Loan Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Revolving Loan Collateral.

(c)           Subject to the terms of the Senior Intercreditor Agreement, the Term Loan Agent shall have the exclusive right to manage, perform and enforce the terms of the Term Loan Documents with respect to the Term Loan Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including the exclusive right to take or retake control or possession of the Term Loan Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Term Loan Collateral.

(d)           Notwithstanding anything to the contrary contained in any of the Agreements, except as otherwise provided in this Agreement or in the Senior Intercreditor Agreement, only the Term Loan Lenders shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of any of the Term Loan Collateral.   The Collateral Agent shall: (i) be deemed to have automatically and without further action released and terminated any Liens it may have on the Term Loan Collateral to the extent such Term Loan Collateral is sold or otherwise disposed of either by the Term Loan Agent, any agent of the Term Loan Agent, or any Borrower or Obligor with the consent of the Term Loan Agent; (ii) be deemed to have authorized the Term Loan Agent to file UCC amendments and terminations covering the Term Loan Collateral so sold or otherwise disposed of as to UCC financing statements between any Borrower or Obligor and any Indenture Party to evidence such release and termination; (iii) promptly upon the request of the Term Loan Agent execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Term Loan Agent may reasonably require in connection with such sale or other disposition by the Term Loan Agent, any agent of the Term Loan Agent or any Borrower or Obligor with the consent of the Term Loan Agent to evidence and effectuate such termination and release; provided, however, that any such release or UCC amendment or termination by any Indenture Party shall not extend to or otherwise affect any of the rights, if any, of the Collateral Agent to the proceeds from any such sale or other disposition of Term Loan Collateral; and (iv) be deemed to have consented under the Indenture Documents to such sale or other disposition.  In the event that for any reason the Collateral Agent shall fail to promptly execute and deliver to the Term Loan Agent any such release documents, the Term Loan Agent is hereby irrevocably authorized to execute and deliver such release documents on behalf of any Indenture Party as its attorney-in-fact.  Any such sale or other disposition of any of the Term Loan Collateral conducted by the Term Loan Agent in connection with the exercise of its rights and remedies to any affiliate of any Borrower or any Obligor shall be conducted in a commercially reasonable manner or amounts paid in respect of such sale shall otherwise be consistent with the value of such Term Loan Collateral as determined by an appraiser or other valuation by an appropriate third party.

(e)           No Indenture Party will, directly or indirectly: (i) exercise any of its rights or remedies if an Event of Default or an act, condition or event which with notice, or passage of time, or both would constitute an Event of Default exists or has occurred against any Collateral; (ii) seek to foreclose or realize upon (judicially or non-judicially) its Lien on any Collateral or assert any claims or interest therein (including by setoff or notification of account debtors); or (iii) take any other action with respect to the Collateral or any other assets or properties of any Borrower or any Obligor that interferes in any material respect with the rights of the Revolving Loan Lenders or the Term Loan Lenders with respect to the Collateral; provided, however, that nothing contained in this Section 2.4(e) shall be construed in any way to limit or impair the right of any Indenture Party: (A) to participate in any administrative, legal or equitable action or proceeding against any Borrower or any Obligor seeking any reorganization, liquidation, bankruptcy or any other action involving the readjustment of all or any part of the Indenture Debt, or other similar relief under the United States Bankruptcy Code; provided, however, that in no event shall any Indenture Party (1) challenge any Liens of any Revolving Loan Lender or any Term Loan Lender, (2) challenge or dispute the validity or priority of any Revolving Loan Debt or Term Loan Debt or (3) vote its claim in any manner which would be inconsistent with the provisions of this Intercreditor Agreement; (B) to exercise its right to accelerate the maturity of all or any part of the Indenture Debt; (C) to send notices to any governmental authority of the existence of, or any evidence or confirmation of, the Indenture Debt owed to any Indenture Party or the Liens of the Collateral Agent, for the benefit of any Indenture Party, in the Collateral, or file or record any such notice or evidence to the extent necessary to prove or preserve (1) the obligations of any Borrower or any Obligor in respect of the Indenture Debt or (2) the Liens of the Collateral Agent, for the benefit of any Indenture Party, in the Collateral; (D) to bid at a foreclosure or other sale of the Collateral; or (E) to exercise any rights or remedies, or to take any other action, with respect to any Lien of any Indenture Party upon any of the Indenture Priority Collateral; provided, however, that (1) such exercise of rights and remedies shall be subject to the rights of the Revolving Loan Lenders and the Term Loan Lenders set forth in Sections 2.4(f) and 2.4(g), and (2) in connection with any sale or other disposition of any Indenture Priority Collateral by any Indenture Party, the terms of any such sale or disposition shall require that any Third Party Purchaser or assignees thereof acquire such Indenture Priority Collateral subject to the rights of the Revolving Loan Lenders and the Term Loan Lenders set forth in Sections 2.4(f) and 2.4(g).

(f)            In the event that the Indenture Parties shall acquire control or possession of any Indenture Priority Collateral or shall, through the exercise or remedies under the Indenture Documents or otherwise, sell any of the Indenture Priority Collateral to any third party (a “Third Party Purchaser”), the Indenture Parties shall permit the Revolving Loan Lenders, at their option: (i) to enter any or all of the real property of any Borrower or any Obligor during normal business hours in order (A) to inspect, remove or take any action with respect to the Revolving Loan Collateral (including manufacturing or processing raw materials or work-in-process into finished inventory), (B) to enforce the rights of the Revolving Loan Lenders with respect thereto, including the examination and removal of the Revolving Loan Collateral and the examination and duplication of the books and records of the Borrowers and the Obligors related to the Revolving Loan Collateral under the possession and control of the Indenture Parties (or sold to a Third Party Purchaser), (C) to otherwise reasonably handle, deal with or dispose of any Revolving Loan Collateral such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions on any or all of the real property and improvements thereon of any Borrower or any Obligor under such control or possession of the Indenture Parties (or sold to a Third Party Purchaser), and (D) to use any of the equipment consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Revolving Loan Collateral and to use any other equipment to handle, deal with or dispose of any Revolving Loan Collateral pursuant to the Revolving Loan Lenders’ rights as set forth in the Revolving Loan Documents, the Uniform Commercial Code of any applicable jurisdiction and other applicable law; and (ii) to use any of the intellectual property marked or stamped on any Revolving Loan Collateral for purposes of selling any Revolving Loan Collateral or otherwise necessary or reasonably desirable in connection with the collection, sale or other disposition of any Revolving Loan Collateral.

(g)           In the event that the Indenture Parties shall acquire control or possession of any Indenture Priority Collateral or shall, through the exercise or remedies under the Indenture Documents or otherwise, sell any of the Indenture Priority Collateral to any Third Party Purchaser, the Indenture Parties shall permit the Term Loan Lenders, at their option but subject to the terms of the Senior Intercreditor Agreement: (i) to enter any or all of the real property of any Borrower or any Obligor during normal business hours in order (A) to inspect, remove or take any action with respect to the Term Loan Collateral (including manufacturing or processing raw materials or work-in-process into finished inventory), (B) to enforce the rights of the Term Loan Lenders with respect thereto, including the examination and removal of the Term Loan Collateral and the examination and duplication of the books and records of the Borrowers and the Obligors related to the Term Loan Collateral under the possession and control of the Indenture Parties (or sold to a Third Party Purchaser), (C) to otherwise reasonably handle, deal with or dispose of any Term Loan Collateral such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions on any or all of the real property and improvements thereon of any Borrower or any Obligor under such control or possession of the Indenture Parties (or sold to a Third Party Purchaser), and (D) to use any of the equipment consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Term Loan Collateral and to use any other equipment to handle, deal with or dispose of any Term Loan Collateral pursuant to the Term Loan Lenders’ rights as set forth in the Term Loan Documents, the Uniform Commercial Code of any applicable jurisdiction and other applicable law; and (ii) to use any of the intellectual property marked or stamped on any Term Loan Collateral for purposes of selling any Term Loan Collateral or otherwise necessary or reasonably desirable in connection with the collection, sale or other disposition of any Term Loan Collateral.

(h)           No Lender shall have any responsibility or liability for the acts or omissions of any other Lender arising in connection with such other Lender’s use and/or occupancy of the real property, equipment or intellectual property of any Borrower or any Obligor.

2.5.          No Liability.  If any Lender should honor a request by any Borrower or any Obligor for a loan, advance or other financial accommodation under the Agreements, whether or not such Lender has knowledge that the honoring of such request would result in an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, in no event shall any Lender have any liability whatsoever to any other Lender as a result of such breach, and without limiting the generality of the foregoing, the parties agree that no Lender shall have any liability for tortious interference with contractual relations or for inducement by any Lender of any Borrower or any Obligor to breach of contract or otherwise.  Nothing contained in this Section 2.5 shall limit or waive any right that the parties may have to enforce any of the provisions of their respective Agreements against any Borrower or any Obligor.

2.6.          Bailee for Perfection.  Each Lender hereby appoints the other Lenders, and each hereby agrees to serve, as agent and bailee for the other Lenders for the purpose of perfecting their respective Liens on any of the Collateral, and a Lender that at any time has any Collateral in its possession acknowledges that it holds and will hold possession of such Collateral for the benefit of the Lenders.  Each Lender shall not have any duty to protect or preserve any rights pertaining to any of such Collateral held by it, and each Lender hereby waives and releases the other Lenders from all claims and liabilities at any time arising pursuant to the role of agent and bailee with respect to the Collateral held by it, except for the gross negligence or wilful misconduct of the bailee Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

2.7.          Notices of Default and Acceleration.  Each Agent shall give to the other Agents concurrently with the giving thereof to any Borrower or any Obligor, a copy of any written notice by such Agent of either (a) a default or an event of default under its Agreements with such

Borrower or Obligor or (b) written notice of demand for payment from such Borrower or Obligor; provided, however, that the failure of any party to give any such notice to the other shall not affect the relative priorities of the Lenders’ respective Liens as provided herein or the validity or effectiveness of any such notice as against any Borrower or any Obligor.  The Borrowers and the Obligors hereby authorize and consent to each Agent sending any such notices to the other Agents or providing any other information with respect to any Borrower or any Obligor to the other Agents.

3.             MISCELLANEOUS.

3.1.          Additional Representations.

(a)           The Term Loan Agent represents and warrants to the Revolving Loan Agent and the Collateral Agent that:

(i)          as of the date hereof, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default under any of the Term Loan Documents exists or has occurred, as for which a waiver has not been granted prior to the date hereof or as to which the grant of a waiver is not contemplated to be provided by Term Loan Lenders within five (5) Business Days of the date hereof;

(ii)         the execution, delivery and performance of this Intercreditor Agreement by the Term Loan Agent is within its powers in its capacity as agent for each Term Loan Lender and has been authorized by each Term Loan Lender as provided in, and in accordance with the requirements of, the Term Loan Documents, and does not contravene any law, any provision of any of the Term Loan Documents or any other agreement to which any Term Loan Lender is a party or by which it is bound;

(iii)        the Term Loan Agent has been duly appointed and constituted as agent to act for and on behalf of each Term Loan Lender and has been irrevocably authorized to execute and deliver this Intercreditor Agreement for itself and on behalf of each Term Loan Lender and to perform all of its obligations hereunder, and to take such actions on behalf of each Term Loan Lender as may be required of it under the terms hereof, without any further consent or approval of any Term Loan Lender and is in such position as of the date hereof;

(iv)        the Term Loan Lenders have not been granted, and do not have, any Liens upon the assets and properties of any Borrower pursuant to the Term Loan Documents, except for the Liens granted to the Term Loan Agent on behalf and for the benefit of the Term Loan Lenders thereunder; and

(v)         this Intercreditor Agreement constitutes the legal, valid and binding obligation of the Term Loan Lenders, enforceable against the Term Loan Lenders in accordance with its terms.

(b)           The Revolving Loan Agent represents and warrants to the Term Loan Agent and the Collateral Agent that:

(i)          as of the date hereof, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default under any of the Revolving Loan Documents exists or has occurred, except for the “Existing Defaults” as such term is defined in Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of March 11, 2003, by and among Congress, as agent for itself and the financial institutions from time to time party to the Revolving Loan Agreement, The CIT Group/Business Credit, Inc., as co-agent, the Borrowers and DR Land Holdings, LLC, as guarantor;

(ii)         the execution, delivery and performance of this Intercreditor Agreement by the Revolving Loan Agent is within its powers in its capacity as agent for each Revolving Loan Lender and has been authorized by each Revolving Loan Lender as provided in, and in accordance with the requirements of, the Revolving Loan Documents, and does not contravene any law, any provision of any of the Revolving Loan Documents or any other agreement to which any Revolving Loan Lender is a party or by which it is bound;

(iii)        the Revolving Loan Agent has been duly appointed and constituted as agent to act for and on behalf of each Revolving Loan Lender and has been irrevocably authorized to execute and deliver this Intercreditor Agreement for itself and on behalf of each Revolving Loan Lender and to perform all of its obligations hereunder, and to take such actions on behalf of each Revolving Loan Lender as may be required of it under the terms hereof, without any further consent or approval of any Revolving Loan Lender and is in such position as of the date hereof; the Revolving Loan Lenders have not been granted, and do not have, any Liens upon the assets and properties of any Borrower pursuant to the Revolving Loan Documents, except for the Liens on the Collateral granted to the Revolving Loan Agent for the benefit of the Revolving Loan Lenders thereunder; and

(iv)        this Intercreditor Agreement constitutes the legal, valid and binding obligation of the Revolving Loan Lenders, enforceable against the Revolving Loan Lenders in accordance with its terms.

(c)           The Collateral Agent represents and warrants to the Revolving Loan Agent and the Term Loan Agent that:

(i)          to the knowledge of the Collateral Agent, as of the date hereof, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default under any of the Indenture Documents exists or has occurred;

(ii)         the execution, delivery and performance of this Intercreditor Agreement by the Collateral Agent is within its powers in its capacity as agent for each Indenture Party and, to the knowledge of the Collateral Agent, has been authorized by each Indenture Party as provided in, and in accordance with the requirements of, the Indenture Documents, and does not contravene any law, any provision of any of the Indenture Documents or any other agreement to which any Indenture Party is a party or by which it is bound;

(iii)        to the knowledge of the Collateral Agent, the Collateral Agent has been duly appointed and constituted as agent to act for and on behalf of each Indenture Party and has been irrevocably authorized to execute and deliver this Intercreditor Agreement for itself and on behalf of each Indenture Party and to perform all of its obligations hereunder, and to take such actions on behalf of each Indenture Party as may be required of it under the terms hereof, without any further consent or approval of any Indenture Party and is in such position as of the date hereof;

(iv)        to the knowledge of the Collateral Agent, the Indenture Parties have not been granted, and do not have, any Liens upon the assets and properties of any Borrower pursuant to the Indenture Documents, except for the Liens granted to the Collateral Agent on behalf and for the benefit of the Indenture Parties thereunder; and

(v)         to the knowledge of the Collateral Agent, this Intercreditor Agreement constitutes the legal, valid and binding obligation of the Indenture Parties, enforceable against the Indenture Parties in accordance with its terms.

3.2.          Amendments.  Any waiver, permit, consent or approval by any party of or under any provision, condition or covenant to this Intercreditor Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby.  Any amendment of this Intercreditor Agreement must be in writing and signed by each of the parties to be bound thereby; provided, however, that notwithstanding that such amendment may be signed only by the Agents, each Agent is hereby authorized to rely on such execution by the other Agents without inquiry as to such other Agents’ right or authority to so bind any Revolving Loan Lender, Term Loan Lender or Indenture Party, as the case may be.

3.3.          Successors and Assigns.

(a)           This Intercreditor Agreement shall be binding upon each of the Lenders and its successors and assigns and shall inure to the benefit of each of the Lenders and its successors, participants and assigns.  Notwithstanding that each Lender may not execute and deliver this Intercreditor Agreement, each Lender shall be bound hereby as if each Lender had executed and delivered this Intercreditor Agreement.  Each Lender acknowledges that the other Lenders are relying upon the binding nature of this Intercreditor Agreement upon such Lender.

(b)           To the extent provided in their respective Agreements and subject to Section 8.2(b) of the Junior Participation Agreement, each of the Lenders may grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, as the case may be, and the Collateral securing same; provided, however, that no Lender shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, as the case may be, and no participant shall be entitled to any rights or benefits under this Intercreditor Agreement except through the Lender with which it is a participant.  In connection with any such participation or other transfer or assignment, a Lender (i) may, subject to its Agreements, disclose to such assignee, participant or other transferee or assignee all documents and information which such Lender now or hereafter may have relating to any Borrower, any Obligor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Intercreditor Agreement.

(c)           In connection with any assignment or transfer of any or all of the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, as the case may be, or any or all rights of the Revolving Loan Lenders, the Term Loan Lenders or the Indenture Parties, as the case may be, in the property of any Borrower or any Obligor (other than pursuant to a participation), each of the Revolving Loan Agent, the Term Loan Agent and the Collateral Agent shall (and is hereby irrevocably authorized and directed by each other Revolving Loan Lender, Term Loan Lender or Indenture Party, as the case may be) to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third Person who succeeds to or refinances, replaces or substitutes for any or all of the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt, as the case may be, whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle.

3.4.          Insolvency.  This Intercreditor Agreement shall be applicable both before and after the filing of any petition by or against any Borrower or any Obligor under the United States Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to any Borrower or any Obligor shall be deemed to apply to a trustee for any Borrower or any Obligor and any Borrower or any Obligor as debtor-in-possession.  The relative rights of the Revolving Loan Lenders, the Term Loan Lenders and the Indenture Parties to repayment of the Revolving Loan Debt, the Term Loan Debt and the Indenture Debt, respectively, and in or to any distributions from or in respect of any Borrower or any Obligor or any Collateral or proceeds of any Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Borrower or any Obligor as debtor-in-possession.

3.5.          Bankruptcy Financing.  If (a) any Borrower or any Obligor shall become subject to a proceeding under the United States Bankruptcy Code and (b) the Revolving Loan Agent or, subject to the terms of the Senior Intercreditor Agreement, the Term Loan Agent desires to permit the use of cash collateral or to provide financing to such Borrower or such Obligor under either Section 363 or 364 of the United States Bankruptcy Code, the Collateral Agent agrees that: (i) adequate notice to the Indenture Parties shall have been provided for such use of cash collateral or such financing if the Collateral Agent receives notice five Business Days prior to the entry of the order approving such use of cash collateral or such financing; and (ii) no objection will be raised by any Indenture Party to any such financing on the ground of a failure to provide “adequate protection” for the Liens of the Indenture Parties on the Indenture Collateral or any other grounds with respect to the Indenture Collateral; provided, however, that the Collateral Agent, for the benefit of the Indenture Parties, retains a Lien on the post-petition Indenture Collateral with the same priority as its Lien on the Indenture Collateral that existed prior to the commencement of the proceeding under the United States Bankruptcy Code.  Nothing in this Section 3.5 shall be deemed to prohibit any Indenture Party from providing financing to any Borrower or any Obligor in any proceeding under the United States Bankruptcy Code so long as any Lien on the Collateral in favor of any Indenture Party with respect to such financing has the same priority as the Lien in favor of the Collateral Agent, for the benefit of the Indenture Parties, on the Collateral that existed prior to the commencement of the proceeding under the United

States Bankruptcy Code.  For purposes of this Section 3.5, notice of a proposed use of cash collateral or a proposed financing shall be deemed given when given to the Collateral Agent in the manner prescribed by Section 3.6.

3.6.          Notices.  All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: (a) if delivered in person, immediately upon delivery; (b) if delivered by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; (c) if delivered by nationally recognized overnight courier service with instructions to deliver the next Business Day, one Business Day after sending; and (d) if mailed by certified mail, return receipt requested, five days after mailing to the applicable party at its address set forth below (or to such other address as such party may designate in accordance with the provisions of this Section 3.6):

To the Revolving Loan Agent:	Congress Financial Corporation, as Agent
1133 Avenue of the Americas
New York, New York 10036
Attention: Portfolio Manager
Telecopy: (212) 840-4283

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Attn: David W. Morse, Esq.
Telecopy: (212) 682-6104

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attn: Michael C. Ryan, Esq.
c/o Managing Attorneys’ Office
Telecopy: (212) 504-6666

The Renco Group, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attn: Mr. Roger Fay
Telecopy: (212) 541-6197

To the Term Loan Agent:	The Renco Group, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attn: Mr. Roger Fay
Telecopy: (212) 541-6197

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attn: Michael C. Ryan, Esq.
c/o Managing Attorneys’ Office
Telecopy: (212) 504-6666

To the Collateral Agent:	U.S. Bank National Association
Corporate Trust Services Department
225 Asylum, 23rd Floor
Hartford, CT 06103
Attention: Kathy Larimore
Facsimile No.: 860-241-6881

with a copy to:	Shipman & Goodwin LLP
One American Row
Hartford, CT 06103-2819
Attn: Thomas Tresselt., Esq.
Facsimile No.: 860-251-5899

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attn: Michael C. Ryan, Esq.
c/o Managing Attorneys’ Office
Telecopy: (212) 504-6666

The Renco Group, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attn: Mr. Roger Fay
Telecopy: (212) 541-6197

Any party may change the address to which all notices, requests and other communications are to be sent to such party by giving written notice of such address change to the other party in conformity with this Section 3.6, but such change shall not be effective until notice of such change has been received by the other party.

3.7.          Counterparts.  This Intercreditor Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

3.8.          Governing Law.  The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

3.9.          Consent to Jurisdiction; Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK

COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCREDITOR AGREEMENT.

3.10.        Complete Agreement.  This written Intercreditor Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

3.11.        No Third Parties Benefited.  Except as expressly provided in Section 3.3, this Intercreditor Agreement is solely for the benefit of the Lenders and their respective successors, participants and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Intercreditor Agreement.

3.12.        Disclosures; Non-Reliance.  Each Lender has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of the Borrowers and the Obligors, and no Lender shall have any obligation or duty to disclose any such information to any other Lender.  Except as expressly set forth in this Intercreditor Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any representations or warranties, express or implied, nor do they assume any liability to each other with respect to: (a) the enforceability, validity, value or collectability of any of the Revolving Loan Debt, the Term Loan Debt or the Indenture Debt or any guarantee or security which may have been granted to any of them in connection therewith; (b) any Borrower’s or any Obligor’s title to, or right to transfer, any of the Collateral; or (c) any other matter except as expressly set forth in this Intercreditor Agreement.

3.13.        Term.  Upon (a) the indefeasible satisfaction in full in cash or other immediately available funds of all Revolving Loan Debt and (b) the termination of the financing arrangements among the Revolving Loan Lenders and the Borrowers, and without any further action required by any party, this Intercreditor Agreement shall terminate and shall be of no further force or effect with respect to the Revolving Loan Agent and the Revolving Loan Lenders, and neither the Term Loan Agent nor the Collateral Agent shall have any further obligations or liabilities to the Revolving Loan Lenders hereunder.  Upon (i) the indefeasible satisfaction in full in cash or other immediately available funds of all Term Loan Debt and (ii) the termination of the financing arrangements among the Term Loan Lenders and Doe Run, and without any further action required by any party, this Intercreditor Agreement shall terminate and shall be of no further force and effect with respect to the Term Loan Agent and the Term Loan Lenders, and the Collateral Agent shall have no further obligations or liabilities to the Term Loan Lenders hereunder.

3.14.        Amendment and Restatement.  As of the date hereof, Revolving Loan Agent, Renco Group, in its capacity as Term Loan Agent (as successor to Regiment, in such capacity, pursuant to the Assignment and Acceptance) and U.S. Bank, in its capacity as Collateral Agent (as successor in interest to State Street) are entering into this Intercreditor Agreement so that the terms, conditions, agreements, covenants, representations and warranties set forth in the Intercreditor Agreement, dated as of October 29, 2002, by and among Revolving Loan Agent, Regiment, in its capacity as prior Term Loan Agent and State Street, in its capacity as prior Collateral Agent, are hereby amended and restated in their entirety, and as so amended and restated, are replaced and superceded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Intercreditor Agreement.

IN WITNESS WHEREOF, the parties have caused this Intercreditor Agreement to be duly executed as of the day and year first above written.

CONGRESS FINANCIAL CORPORATION, as Revolving Loan Agent

By:	/s/ Herbert Korn

Title:	Vice President

[SIGNATURES OF THE RENCO GROUP, INC. AND U.S. BANK NATIONAL ASSOCIATION FOLLOW ON NEXT PAGE]

THE RENCO GROUP, INC. as Term Loan Agent

By:	/s/ Roger Fay

Title:	Vice President-Finance

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Kathy Larimore

Title:	Vice President

[SIGNATURE PAGES OF THE DOE RUN RESOURCES CORPORATION AND THE BUICK RESOURCE RECYCLING FACILITY LLC FOLLOW ON NEXT PAGE]

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges and agrees to the foregoing terms and provisions of this Intercreditor Agreement.  By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

The undersigned agrees that any of Lenders holding Collateral does so as bailee (under the UCC) for each other of Lenders which has a Lien on such Collateral and is hereby authorized to, and may, turn over to such other Lender upon request therefor any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Lender have been fully paid and performed.

The undersigned acknowledges and agrees that: (a) although it may sign this Intercreditor Agreement it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of this Intercreditor Agreement; and (b) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of Lenders to effectuate the provisions and purposes of this Intercreditor Agreement.

THE DOE RUN RESOURCES CORPORATION

By:	/s/ David Chaput

Title:	Vice President-Finance

THE BUICK RESOURCE RECYCLING FACILITY LLC

By:	/s/ Jeffrey Zelms

Title:	Manager

[SIGNATURES OF FABRICATED PRODUCTS, INC., DR LAND HOLDINGS, LLC, DOE RUN CAYMAN LTD., DOE RUN PERU S.R.L. AND DOE RUN DEVELOPMENT S.A.C. FOLLOW ON NEXT PAGE]

FABRICATED PRODUCTS, INC.

By:	/s/ Jerry Pyatt

Title:	President

DR LAND HOLDINGS, LLC

By:	/s/ David Chaput

Title:	Vice President of The Doe Run Resources Corporation

DOE RUN CAYMAN LTD.

By:	/s/ Jeffrey Zelms

Title:	President

DOE RUN PERU S.R.L.

By:	/s/ David Chaput

Title:	By Power of Attorney

DOE RUN DEVELOPMENT S.A.C.

By:	/s/ David Chaput

Title:	By Power of Attorney